Q4 2020 Commercial Metrics January 13, 2021 Exhibit 99.2

Overview 2 Preliminary ZILRETTA® net sales of ~$26.3 million in Q4 2020 Net sales for full-year 2020 estimated to be ~$85.5 million 4,248 accounts had purchased ZILRETTA as of December 31, 2020; up from 4,072 as of September 30, 2020 3,321 accounts had re-ordered ZILRETTA (78% of accounts that had purchased), as of December 31, 2020; up from 3,153 accounts that had re-ordered ZILRETTA (77% of accounts that had purchased) as of September 30, 2020 As of December 31, 2020, Flexion had ~$175 million in cash, cash equivalents and marketable securities and ~49.4 million shares outstanding

ZILRETTA Net Sales Quarterly Since Launch 3 Note: Flexion recognizes ZILRETTA sales upon receipt of product by specialty distributors and pharmacies.

Distribution of Accounts by ZILRETTA Purchases Cumulative 4 Flexion primarily sells ZILRETTA to specialty distributors and a specialty pharmacy; accounts (physicians, clinics, and certain medical centers or hospitals) subsequently purchase ZILRETTA from these specialty distributors and the specialty pharmacy.

5 Distribution of ZILRETTA Purchases by Accounts Cumulative Flexion primarily sells ZILRETTA to specialty distributors and a specialty pharmacy; accounts (physicians, clinics, and certain medical centers or hospitals) subsequently purchase ZILRETTA from these specialty distributors and the specialty pharmacy.

ZILRETTA Purchases by New and Existing Accounts Cumulative 6 Flexion primarily sells ZILRETTA to specialty distributors and a specialty pharmacy; accounts (physicians, clinics, and certain medical centers or hospitals) subsequently purchase ZILRETTA from these specialty distributors and the specialty pharmacy.